EXHIBIT 15.1

Letter Re: Unaudited Interim Financial Information

May 8, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Registration Statements on Form S-3 (No. 333-64886) and on Form S-8 (No. 333-47192)

Commissioners:

We are aware that our report dated May 8, 2006 on our review of the condensed interim financial information of AllianceBernstein L.P. for the three-month period ended March 31, 2006, included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in the Registration Statements referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York